Exhibit 3.15

CERTIFICATE OF FORMATION

OF

WCI COMMUNITIES RIVINGTON, LLC

THIS Certificate of Formation of WCI COMMUNITIES RIVINGTON, LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).

1.             Name.  The name of the limited liability company formed hereby is WCI Communities Rivington, LLC.

2.             Registered Office.  The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of August, 2009.

By:	/s/ Edward E. Sawyer
Edward E. Sawyer
Authorized Representative of the Company